January 7, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 7, 2013, of Kingstone Companies, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, and the first sentences of second, third and fourth paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EisnerAmper LLP
EISNERAMPER LLP